Exhibit 3

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of December 21, 2017, is by and among SCR-Sibelco NV and Unimin Corporation (each a “Filer” and, collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G (and any amendments thereto) with respect to shares of common stock, $0.01 par value per share, of Fairmount Santrol Holdings Inc. that may be beneficially owned by them, directly or indirectly, from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first set forth above.

SCR-Sibelco NV

By:	/s/ Kurt Decat
Name: Kurt Decat
Title: Chief Financial Officer, Member of Executive Committee

By:	/s/ Jean-Luc Deleersnyder
Name: Jean-Luc Deleersnyder
Title: Chief Executive Officer, Member of Executive Committee

Unimin Corporation

By:	/s/ Campbell J. Jones
Name: Campbell J. Jones
Title: President and Chief Executive Officer